Exhibit 99.1

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$77,281	$93,732
Restricted cash	25,968	22,485
Short-term investments	144,381	151,736
Accounts receivable, net of allowance for doubtful accounts of $1,196 and $794, respectively	24,146	10,782
Prepaid expenses and other current assets	7,223	4,778

Total current assets	278,999	283,513

Property and equipment, net	15,899	16,524
Intangible assets, net	96,651	7,053
Goodwill	130,118	8,779
Other assets	16,186	21,915

Total assets	$537,853	$337,784

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$50,640	$25,061
Accrued expenses	25,096	21,031
Deferred merchant bookings	7,398	—
Other current liabilities	3,512	3,522
Total current liabilities	86,646	49,614

Deferred taxes	25,310	—
Other long-term liabilities	632	1,069
Minority interest	4,471	—
Long-term debt	224,572	124,524
Total liabilities	341,631	175,207

SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK	13,470	13,470

Stockholders’ equity
Common stock	316	306
Treasury stock	(350,628)	(350,628)
Additional paid-in capital	2,063,451	2,055,607
Deferred compensation	(1,390)	(1,408)
Accumulated deficit	(1,530,448)	(1,555,444)
Accumulated other comprehensive income	1,451	674
Total stockholders’ equity	182,752	149,107

Total liabilities and stockholders’ equity	$537,853	$337,784

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Merchant revenues	$226,453	$240,584	$693,324	$676,135
Agency revenues	8,671	1,895	23,866	4,376
Other revenues	758	962	2,212	2,983
Total revenues	235,882	243,441	719,402	683,494

Cost of merchant revenues	184,627	202,793	570,994	569,365
Cost of agency revenues	151	—	151	—
Cost of other revenues	—	—	—	—
Total costs of revenues	184,778	202,793	571,145	569,365

Gross profit	51,104	40,648	148,257	114,129

Operating expenses:
Advertising - Offline	7,471	5,524	27,752	19,011
Advertising - Online	7,178	4,760	18,668	13,145
Sales and marketing	8,711	7,242	24,513	21,895
Personnel	8,036	7,441	24,054	22,500
General and administrative, including option payroll taxes	4,301	3,212	12,264	8,775
Information technology	2,272	1,878	7,241	6,849
Depreciation and amortization	3,359	2,510	8,144	9,209
Stock based compensation	126	106	344	176
Restructuring charge/(reversal)	—	(137)	(12)	(137)
Warrant costs	—	—	—	6,638

Total operating expenses	41,454	32,536	122,968	108,061

Operating income	9,650	8,112	25,289	6,068

Other income:
Interest income	1,655	596	3,794	1,539
Interest expense	(1,299)	(367)	(2,431)	(413)
Equity in income (loss) of investees, net	9	1,389	(152)	2,494
Other	56	—	75	—
Total other income	421	1,618	1,286	3,620

Earnings before income taxes	10,071	9,730	26,575	9,688
Income tax expense	67	—	67	—

Net income	10,004	9,730	26,508	9,688
Preferred stock dividend	(740)	(1,194)	(1,512)	(1,491)

Net income applicable to common stockholders	$9,264	$8,536	$24,996	$8,197

Net income applicable to common stockholders per basic common share	$0.24	$0.22	$0.66	$0.22

Weighted average number of basic common shares outstanding	38,684	38,044	38,111	37,726

Net income applicable to common stockholders per diluted common share	$0.23	$0.21	$0.63	$0.21

Weighted average number of diluted common shares outstanding	40,279	39,812	39,785	38,883